Investor Relations Ashley Serrao + 1 646 430 6027 Ashley.Serrao@Tradeweb.com Sameer Murukutla + 1 646 767 4864 Sameer.Murukutla@Tradeweb.com	Media Relations Daniel Noonan + 1 646 767 4677 Daniel.Noonan@Tradeweb.com Savannah Steele + 1 646 767 4941 Savannah.Steele@Tradeweb.com

TRADEWEB REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

New York, April 29, 2026 – Tradeweb Markets Inc. (Nasdaq: TW), a global leader in electronic trading across asset classes, today reported financial results for the quarter ended March 31, 2026.

$617.8 million quarterly revenues, an increase of 21.2% (17.5% on a constant currency basis) compared to prior year period
$274.1 million quarterly international revenues, an increase of 29.4% (20.7% on a constant current basis) compared to prior year period
$3.3 trillion average daily volume (“ADV”) for the quarter, an increase of 31.4% compared to prior year period; quarterly ADV records in U.S. and European government bonds, mortgages, swaps/swaptions ≥ 1-year and < 1-year, futures, fully electronic U.S. high grade and high yield credit, electronically processed U.S. high grade credit, European credit, credit derivatives, U.S. and international ETFs, repurchase agreements and other money markets
$233.2 million net income and $255.1 million adjusted net income for the quarter, increases of 38.5% and 24.0%, respectively, from prior year period
55.0% adjusted EBITDA margin and $339.7 million adjusted EBITDA for the quarter, compared to 54.6% and $278.2 million respectively for prior year period
$0.96 diluted earnings per share (“Diluted EPS”) and $1.08 adjusted diluted earnings per share for the quarter
$0.14 per share quarterly cash dividend declared, a 16.7% per share increase from prior year period

Billy Hult, CEO of Tradeweb:
“The record quarterly revenue and volumes we delivered underscore the strength of our global, multi-asset platform and the continued structural shift toward electronic trading. We saw strong momentum in international client engagement and adoption, alongside accelerating use of automated trading workflows, as clients increasingly turned to electronic solutions — particularly amid heightened global volatility in March.

In our core markets, we continued to enhance our rates offering by advancing dealer algo execution for U.S. Treasuries, completing the first fully electronic swaption termination and launching multi-asset package trading for USD swaps. We also partnered with MAXEX to broaden institutional access to U.S. residential mortgages. In credit, increased adoption of electronic block trading continued to underscore the ongoing structural shift toward electronification, while ETFs remained an important and growing part of the ecosystem.

At the same time, we are investing in frontier areas that are shaping the future of electronic trading. Our investment in and partnership with Kalshi marks an important milestone in bringing institutional access to prediction markets into sharper focus. In digital assets, our initiatives, including on-chain repo activity on the Canton Network, build directly on our core strengths and support the evolution toward more continuous, 24/7 trading. We also led a $31 million Series B financing round of Crossover Markets and established a strategic partnership with the goal to deliver institutional spot crypto liquidity to clients globally. In parallel, we are continuing to advance our AI capabilities, ensuring we remain well positioned as these markets continue to evolve.

Taken together, we believe these efforts enable us to play a leading role in the convergence of traditional finance and digital markets. With a strong foundation in place, we remain focused on delivering for clients, investing in our platform and building on momentum across both our core business and emerging growth areas.”

SELECT FINANCIAL RESULTS	1Q26	1Q25	Change		Constant Currency Change(1)		ADV (US $bn) (Unaudited)
(dollars in thousands, except per share amounts)(Unaudited)							Asset Class	Product	1Q26	1Q25	YoY
GAAP Financial Measures							Rates	Cash	$670	$559	19.9%
Total revenue	$617,764	$509,677	21.2%		17.5%			Derivatives	1,411	884	59.6%
Rates	$344,172	$265,432	29.7%		24.9%			Total	2,081	1,443	44.2%
Credit	$138,226	$124,000	11.5%		8.7%		Credit	Cash	20	18	11.7%
Equities	$41,309	$31,410	31.5%		25.2%			Derivatives	49	30	59.5%
Money Markets	$47,107	$43,712	7.8%		6.0%			Total	69	49	41.6%
Market Data	$36,927	$38,707	(4.6)%		(5.5)%		Equities	Cash	17	12	38.2%
Other	$10,023	$6,416	56.2%		56.1%			Derivatives	15	14	8.8%
Operating Income	$287,253	$204,101	40.7%					Total	33	27	22.6%
Net income	$233,167	$168,305	38.5%				Money Markets	Cash	1,165	1,029	13.2%
Net income attributable to Tradeweb Markets Inc. (2)	$205,284	$148,382	38.3%					Total	1,165	1,029	13.2%
								Total	$3,348	$2,547	31.4%
Diluted EPS	$0.96	$0.69	39.1%
Net income margin	37.7%	33.0%	+472	bps
Non-GAAP Financial Measures
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS and constant currency change are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.
(2) Represents net income less net income attributable to non-controlling interests.

Adjusted EBITDA (1)	$339,683	$278,219	22.1%		19.7%
Adjusted EBITDA margin (1)	55.0%	54.6%	+40	bps	+99	bps
Adjusted EBIT (1)	$318,876	$260,993	22.2%		19.6%
Adjusted EBIT margin (1)	51.6%	51.2%	+41	bps	+91	bps
Adjusted Net Income (1)	$255,134	$205,691	24.0%		21.5%
Adjusted Diluted EPS (1)	$1.08	$0.86	25.6%		22.7%

DISCUSSION OF RESULTS
Rates – Revenues of $344.2 million in the first quarter of 2026 increased 29.7% compared to prior year period (increased 24.9% on a constant currency basis). Rates ADV was up 44.2% from prior year period, driven by record ADV in U.S. government bonds, swaps/swaptions ≥ and < 1-year, mortgages and European government bonds. U.S. government bond ADV was up 15.9% from prior year period, driven by record institutional activity. Swaps/swaptions ≥ 1-year ADV was up 38.2% from prior year period, driven by a strong increase in risk trading activity due to overall inflationary and central bank policy concerns and global market sensitivity to geopolitical developments. European government bonds ADV was up 32.6% from prior year period, led by strong volumes across our institutional client channel. Mortgages ADV was up 20.5% from prior year period, reflecting elevated rate volatility amid macro uncertainty, alongside continued client adoption of electronic trading and sustained institutional engagement across mortgage products, including To-Be-Announced ("TBA") activity. Tradeweb's specified pool platform saw higher trading activity year-over-year ("YoY"), reflecting continued growth in client adoption.

Credit – Revenues of $138.2 million in the first quarter of 2026 increased 11.5% compared to prior year period (increased 8.7% on a constant currency basis). Credit derivatives ADV was up 59.5% from prior year period, driven by increased hedge fund and systematic account activity YoY and heightened credit volatility which led to increased swap execution facility ("SEF") and multilateral trading facility ("MTF") credit default swaps activity. U.S. credit ADV was up 14.0% from prior year period, driven by record ADV in fully electronic U.S. high grade credit, fully electronic U.S. high yield credit and electronically processed U.S. high grade credit, as well as strong client adoption across Tradeweb protocols, including in Portfolio Trading ("PT"), request-for-quote ("RFQ") and Tradeweb AllTrade®. Record European credit ADV was up 21.2% from prior year period, driven by strong activity across a wide range of protocols, including record traded volume in Tradeweb's Automated Intelligent Execution ("AiEX") tool. Municipal bond ADV was up 5.0% from prior year period, outperforming the market which was down 1% from prior year period (based on MSRB), led by strong growth across the retail and institutional client sectors. We reported 17.7% share of fully electronic U.S. high grade TRACE, down 33 basis points (bps) from prior year period and 7.4% share of fully electronic U.S. high yield TRACE, down 16 bps from prior year period. We also reported 25.0% total share of U.S. high grade TRACE, down 92 bps from prior year period and 9.8% total share of U.S. high yield TRACE, down 36 bps from prior year period. The 14.7% decline in cash credit average variable fees per million in the first quarter of 2026 compared to prior year period was primarily driven by the 2025 introduction of minimum fee floors and the migration of certain dealers from fully variable plans to fixed fee plans and a mix shift away from municipal bonds and retail U.S. credit, which carry a relatively higher fee per million, as well as a mix shift towards non-competition portfolio trading which carries a relatively lower fee per million. Excluding the impact of our previously disclosed minimum fee floors and dealer migration plans and this quarter's impact of product/protocol mix shirt, cash credit fee per million would be down approximately 1%.

Equities – Revenues of $41.3 million in the first quarter of 2026 increased 31.5% compared to prior year period (increased 25.2% on a constant currency basis). Equities ADV was up 22.6% from prior year period, driven by record activity in U.S. and international exchange traded funds ("ETFs").

Money Markets – Revenues of $47.1 million in the first quarter of 2026 increased 7.8% compared to prior year period (increased 6.0% on a constant currency basis). Money Markets ADV was up 13.2% from prior year period, driven by record activity in global repurchase agreements and Tradeweb ICD Portal activity, which was driven by existing clients and new client additions.

Market Data – Revenues of $36.9 million in the first quarter of 2026 decreased 4.6% compared to prior year period (decreased 5.5% on a constant currency basis) primarily due to the amendments to our LSEG market data license agreement effective November 1, 2025 and was partially offset by growth in our proprietary market data revenues. The amended market data license agreement resulted in a change in the timing of delivery of periodic historical data sets, with more frequent deliveries scheduled under the amended agreement and a corresponding decrease in revenue during the first quarter of 2026 that was partially offset by higher overall fees under the amended agreement. During the first quarter of 2025, $8.4 million of revenue was recognized from the periodic delivery of historical data sets delivered and recognized all in January 2025, as compared to quarterly delivery of historical data sets under the amended agreement beginning in the first quarter of 2026 and totaling $2.2 million of revenue in the first quarter of 2026.

Other – Revenues of $10.0 million in the first quarter of 2026 increased 56.2% compared to prior year period (increased 56.1% on a constant currency basis) primarily due to an increase in digital asset revenue earned for performing validation services on the Canton Network.

Operating Expenses of $330.5 million in the first quarter of 2026 increased 8.2% compared to $305.6 million in prior year period, primarily due to (i) an increase in employee compensation and benefits primarily due to an increase in headcount and related salaries, bonus, benefits and stock-based compensation associated with our continued growth and (ii) an increase in technology and communication expense due to increased investment in our data strategy and infrastructure and increased data fees driven primarily by higher trading volumes period-over-period. These increases were partially offset by a decrease in general and administrative expenses primarily due to a decrease in foreign exchange losses.

Adjusted Expenses of $298.9 million in the first quarter of 2026 increased 20.2% (increased 15.3% on a constant currency basis) compared to prior year period primarily due to (i) an increase in employee compensation and benefits primarily due to an increase in headcount and related salaries, bonus, benefits and stock-based compensation associated with our continued growth, (ii) an increase in technology and communication expense due to increased investment in our data strategy and infrastructure and increased data fees driven primarily by higher trading volumes period-over-period and (iii) an increase in general and administrative expenses primarily due to an increase in realized foreign exchange losses. Please see "Non-GAAP Financial Measures" below for additional information.

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Non-operating Income – Other income (loss), net of $1.2 million of loss in the first quarter of 2026 compared to the prior year period income of $4.2 million, primarily due to unrealized gains (losses) on our Canton Coin holdings, which totaled a loss of $2.9 million in the first quarter of 2026 compared to income of $4.2 million in the prior year period, partially offset by $1.7 million net other income from other investments in the first quarter of 2026. Other income (loss), net is excluded from all non-GAAP financial measures.
RECENT HIGHLIGHTS
April 2026
•Announced that Xtrackers, the ETF and ETC platform of DWS, has adopted Tradeweb’s iNAVs across its European-listed ETFs, adding an independent, real time intraday pricing reference for market participants.
•Contributed Tradeweb’s iNAV data to the new Pyth Data Marketplace from Pyth Network, expanding access to our high-quality, intraday ETF valuations via on-chain infrastructure.
•Published the annual 2026 Tradeweb ICD Portal Client Survey.
•Recognized in numerous awards, including: Rising Stars of European Finance 2026 - Melanie Hazan (Financial News); Most Effective Platform for Trading Rates – Tradeweb (Markets Media Bond Market Awards 2026)

First Quarter 2026

Core Markets
•Expanded Tradeweb’s dealer algorithmic execution offering for U.S. Treasuries with the addition of Citi and RBC Capital Markets dealer algorithms.
•Launched multi-asset package trading for USD-denominated swaps, with the first trade executed on the Tradeweb swap execution facility ("TW SEF") between Barclays and a global hedge fund.
•Entered into a commercial collaboration with MAXEX, the digital exchange for trading U.S. residential mortgage loans through a single centralized clearinghouse, to expand access to the institutional marketplace for U.S. residential mortgages.
•Completed the industry’s first fully electronic swaption termination, with the inaugural transaction between Citadel and Wells Fargo on TW SEF, and post-trade processing through OSTTRA’s MarkitWire platform.
•Completed the first ZARONIA OIS trade executed on Tradeweb, with Rand Merchant Bank (RMB) providing liquidity.
•Introduced the Tradeweb Liquidity Cost Index in U.S. Rates, a new liquidity framework based on aggregated transaction data from our institutional rates trading platform.

Frontier Markets
•Entered into a strategic partnership with Kalshi, the largest regulated prediction market, with the goal to expand institutional access to prediction market data and analytics and advance market infrastructure for prediction markets trading to institutional investors. Tradeweb also made a minority investment in Kalshi.
•Led a $31 million Series B financing round of Crossover Markets, the institutional digital asset trading technology firm behind CROSSx. In addition, Tradeweb entered into a strategic partnership with Crossover Markets with the goal to provide institutional spot crypto liquidity to global clients.
•Participated in the fourth set of on-chain repo transactions completed on the Canton Network, which included the first cross-border intraday repo using tokenized Gilts and the first cross-currency intraday repo executed with tokenized Gilts against non-GBP tokenized deposits.

Corporate
•Published the 2025 Tradeweb Annual Report.

Awards
•Recognized in numerous awards celebrating our company and employees, including: Vendor Professional of the Year (Trading & Risk) – Olivia Timms (WatersTechnology); Best RFQ Platform of the Year – Tradeweb (ETF Express European Awards 2026); Fixed Income Platform of the Year – Tradeweb (FOW International Awards 2026)
CAPITAL MANAGEMENT
•$1.9 billion in cash and cash equivalents and an undrawn $500 million credit facility at March 31, 2026
•As of March 31, 2026, we held 1.6 billion Canton Coins, valued at $243.5 million
•Free cash flow for the trailing twelve months ended March 31, 2026 of $1.1 billion, up 31.5% compared to prior year period. See “Non-GAAP Financial Measures” for additional information
•Cash paid for capital expenditures and capitalized software development during the first quarter of 2026 of $27.1 million
•Cash paid for investments during the first quarter of 2026 of $50.2 million
•During the first quarter of 2026, Tradeweb purchased a total of 482,621 shares of Class A common stock, at an average price of $105.10, for purchases totaling $50.7 million. As of March 31, 2026, an aggregate of $523.2 million in share repurchase authorization remained
•$85.0 million in shares of Class A common stock were withheld during the first quarter of 2026 to satisfy tax obligations related to the vesting of employee stock-based compensation awards
•The Board declared a quarterly cash dividend of $0.14 per share of Class A common stock and Class B common stock. The dividend will be payable on June 15, 2026 to stockholders of record as of June 1, 2026
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OTHER MATTERS
Updated Full-Year 2026 Guidance*
•Adjusted Expenses: $1,100 - 1,160 million (trending towards the top half of the range)
•Acquisition and Refinitiv Transaction related depreciation and amortization expense: $160 million
•Assumed non-GAAP tax rate: ~23.5% - 24.5%
•Cash capital expenditures and capitalized software development: ~$107 - 117 million
•LSEG Market Data Contract Revenue: ~$105 million
The adjusted expense guidance has been revised to reflect the strong first quarter revenue growth coupled with our current expectations for the remainder of the year. Depreciation and amortization, assumed non-GAAP tax rate, expenditures and LSEG Market Data Contract Revenue guidance is unchanged from the guidance we provided last quarter.

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates. Expense guidance assumes an average 2026 Sterling/US$ foreign exchange rate of 1.32.
CONFERENCE CALL
Tradeweb Markets will hold a conference call to discuss first quarter 2026 results starting at 9:30 AM EDT today, April 29, 2026. A live, audio webcast of the conference call along with related presentation materials will be available at https://investors.tradeweb.com/events-and-presentations.

•To join the call via audio webcast, click here: https://edge.media-server.com/mmc/p/ikpqwqhu/
•To join the call via phone, please register in advance here: https://register-conf.media-server.com/register/BI0fdfcd5d9b214bd1b917b1d75e9c0a4a. Registered participants will receive an email confirmation with a unique PIN to access the conference call.

An archived recording of the call will be available afterward at https://investors.tradeweb.com.
ABOUT TRADEWEB MARKETS
Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 50 products to clients in the institutional, wholesale, retail and corporates markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves more than 3,000 clients in more than 85 countries. On average, Tradeweb facilitated more than $2.8 trillion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.
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TRADEWEB MARKETS INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2026	2025
Revenues	(dollars in thousands, except per share amounts)
Transaction fees and commissions	$523,833	$421,344
Subscription fees	60,273	55,777
LSEG market data fees	26,742	28,925
Other	6,916	3,631
Total revenue	617,764	509,677

Expenses
Employee compensation and benefits	197,793	176,877
Depreciation and amortization	60,709	62,699
Technology and communications	39,549	28,728
General and administrative	11,944	19,740
Professional fees	12,324	12,458
Occupancy	8,192	5,074
Total expenses	330,511	305,576
Operating income	287,253	204,101
Interest income	17,451	13,849
Interest expense	(624)	(587)
Other income (loss), net	(1,156)	4,221
Income before taxes	302,924	221,584
Provision for income taxes	(69,757)	(53,279)
Net income	233,167	168,305
Less: Net income attributable to non-controlling interests	27,883	19,923
Net income attributable to Tradeweb Markets Inc.	$205,284	$148,382

Earnings per share attributable to Tradeweb Markets Inc. Class A and B common stockholders:
Basic	$0.96	$0.70
Diluted	$0.96	$0.69
Weighted average shares outstanding:
Basic	212,685,136	213,087,496
Diluted	213,324,648	214,895,418

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TRADEWEB MARKETS INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
Reconciliation of Net Income to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin	March 31,
	2026	2025

	(dollars in thousands)
Net income	$233,167	$168,305
Merger and acquisition transaction and integration costs (1)	177	2,496
Interest income	(17,451)	(13,849)
Interest expense	624	587
Depreciation and amortization	60,709	62,699
Stock-based compensation expense (2)	656	594
Provision for income taxes	69,757	53,279
Foreign exchange (gains) / losses (3)	(9,112)	8,329
Tax receivable agreement liability adjustment (4)	—	—
Other (income) loss, net	1,156	(4,221)
Adjusted EBITDA	$339,683	$278,219
Less: Depreciation and amortization	(60,709)	(62,699)
Add: D&A related to acquisitions and the Refinitiv Transaction (5)	39,902	45,473
Adjusted EBIT	$318,876	$260,993
Net income margin (6)	37.7%	33.0%
Adjusted EBITDA margin (6)	55.0%	54.6%
Adjusted EBIT margin (6)	51.6%	51.2%

(1)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(2)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the three months ended March 31, 2026 and 2025, this adjustment also includes $0.5 million and $0.6 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD.

(3)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

(4)
Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statements of financial condition as a result of, as applicable, changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(5)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(6)	Net income margin, Adjusted EBITDA margin and Adjusted EBIT margin are defined as net income, Adjusted EBITDA and Adjusted EBIT, respectively, divided by revenue for the applicable period.
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	Three Months Ended
Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS	March 31,
	2026	2025
	(dollars in thousands, except per share amounts)
Earnings per diluted share	$0.96	$0.69
Net income attributable to Tradeweb Markets Inc.	$205,284	$148,382
Net income attributable to non-controlling interests (1)	27,883	19,923
Net income	233,167	168,305
Provision for income taxes	69,757	53,279
Merger and acquisition transaction and integration costs (2)	177	2,496
D&A related to acquisitions and the Refinitiv Transaction (3)	39,902	45,473
Stock-based compensation expense (4)	656	594
Foreign exchange (gains) / losses (5)	(9,112)	8,329
Tax receivable agreement liability adjustment (6)	—	—
Other (income) loss, net	1,156	(4,221)
Adjusted Net Income before income taxes	335,703	274,255
Adjusted income taxes (7)	(80,569)	(68,564)
Adjusted Net Income	$255,134	$205,691
Adjusted Diluted EPS (8)	$1.08	$0.86

(1)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock.

(2)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(3)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the three months ended March 31, 2026 and 2025, this adjustment also includes $0.5 million and $0.6 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD.

(5)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

(6)
Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statements of financial condition as a result of, as applicable, changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.

(7)
Represents corporate income taxes at an assumed effective tax rate of 24.0% and 25.0% applied to Adjusted Net Income before income taxes for the three months ended March 31, 2026 and 2025, respectively.

(8)
For a summary of the calculation of Adjusted Diluted EPS, see “Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS” below.

The following table summarizes the calculation of Adjusted Diluted EPS for the periods presented:

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS	Three Months Ended
	March 31,
	2026	2025
Diluted weighted average shares of Class A and Class B common stock outstanding	213,324,648	214,895,418
Weighted average of other participating securities (1)	78,389	185,309
Assumed exchange of LLC Interests for shares of Class A or Class B common stock (2)	23,056,868	23,070,027
Adjusted diluted weighted average shares outstanding	236,459,905	238,150,754
Adjusted Net Income (in thousands)	$255,134	$205,691
Adjusted Diluted EPS	$1.08	$0.86

(1)
Represents the weighted average of unvested stock awards and unsettled vested stock awards issued to certain retired or terminated employees that are entitled to non-forfeitable dividend equivalent rights and are considered participating securities prior to being issued and outstanding shares of common stock in accordance with the two-class method used for purposes of calculating earnings per share.

(2)
Assumes the full exchange of the weighted average of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

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	Three Months Ended
Reconciliation of Operating Expenses to Adjusted Expenses	March 31,
	2026	2025

	(dollars in thousands)
Operating expenses	$330,511	$305,576
Merger and acquisition transaction and integration costs (1)	(177)	(2,496)
D&A related to acquisitions and the Refinitiv Transaction (2)	(39,902)	(45,473)
Stock-based compensation expense (3)	(656)	(594)
Foreign exchange gains / (losses) (4)	9,112	(8,329)
Adjusted Expenses	$298,888	$248,684

(1)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and certain other transaction expenses and third party costs incurred that directly relate to the acquisition transaction or its integration.
(2)
Represents intangible asset and acquired software amortization resulting from acquisitions and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(3)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the three months ended March 31, 2026 and 2025, this adjustment also includes $0.5 million and $0.6 million, respectively, of non-cash stock-based compensation expense and related payroll taxes associated with RSAs and RSUs issued to help retain key ICD employees during the integration of ICD.

(4)
Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Trailing Twelve Months Ended March 31,
Reconciliation of Cash Flow from Operating Activities to Free Cash Flow	2026	2025

	(dollars in thousands)
Cash flow from operating activities	$1,211,268	$920,034
Less: Capitalization of software development costs	(66,883)	(50,403)
Less: Purchases of furniture, equipment and leasehold improvements	(48,503)	(36,016)
Free Cash Flow	$1,095,882	$833,615
TRADEWEB MARKETS INC.
BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets Inc.:

	Three Months Ended
EPS: Net income attributable to Tradeweb Markets Inc.	March 31,
	2026	2025
	(dollars in thousands, except per share amounts)
Numerator:
Net income attributable to Tradeweb Markets Inc.	$205,284	$148,382
Less: Distributed and undistributed earnings allocated to participating securities (1)	(76)	(129)
Net income attributable to outstanding shares of Class A and Class B common stock - Basic and Diluted	$205,208	$148,253

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	212,685,136	213,087,496
Dilutive effect of PRSUs	—	434,441
Dilutive effect of options	219,311	289,873
Dilutive effect of RSUs and RSAs	401,067	553,747
Dilutive effect of PSUs	19,134	529,861
Weighted average shares of Class A and Class B common stock outstanding - Diluted	213,324,648	214,895,418

Earnings per share - Basic	$0.96	$0.70
Earnings per share - Diluted	$0.96	$0.69

(1)
During the three months ended March 31, 2026 and 2025, there was a total of 78,389 and 185,309, respectively, weighted average unvested or unsettled vested stock awards that were considered a participating security for purposes of calculating earnings per share in accordance with the two-class method.

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TRADEWEB MARKETS INC.
REVENUES BY ASSET CLASS (UNAUDITED)

	Three Months Ended
	March 31,
	2026		2025		$ Change		% Change
Revenues	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed

	(dollars in thousands)
Rates	$271,740	$72,432	$197,357	$68,075	$74,383	$4,357	37.7%	6.4%
Credit	120,638	17,588	113,542	10,458	7,096	7,130	6.2%	68.2%
Equities	38,834	2,475	29,206	2,204	9,628	271	33.0%	12.3%
Money Markets	42,619	4,488	39,395	4,317	3,224	171	8.2%	4.0%
Market Data	92	36,835	111	38,596	(19)	(1,761)	(17.1)%	(4.6)%
Other	3,769	6,254	398	6,018	3,371	236	847.0%	3.9%
Total revenue	$477,692	$140,072	$380,009	$129,668	$97,683	$10,404	25.7%	8.0%

TRADEWEB MARKETS INC.
AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME (UNAUDITED)

	Three Months Ended
	March 31,		YoY
	2026	2025	% Change
Rates	$2.12	$2.22	-4.6%
Rates Cash	$2.30	$2.36	-2.7%
Rates Derivatives	$2.04	$2.14	-4.7%
Rates Derivatives (≥ 1 year)	$3.85	$3.53	8.9%
Other Rates Derivatives (1)	$0.23	$0.24	-6.9%

Credit	$28.42	$37.96	-25.1%
Cash Credit (2)	$114.51	$134.28	-14.7%
Credit Derivatives, China Bonds and U.S. Cash EP	$5.88	$6.15	-4.4%

Equities	$19.43	$18.16	7.0%
Equities Cash	$29.94	$30.39	-1.5%
Equities Derivatives	$7.57	$7.27	4.1%

Money Markets	$0.53	$0.55	-3.6%

Total	$2.21	$2.31	-4.1%
Total excluding Other Rates Derivatives (3)	$2.72	$2.64	2.8%

(1)	Includes Swaps/Swaptions of tenor less than 1 year and Rates Futures.
(2)	The “Cash Credit” category represents the “Credit” asset class excluding (1) Credit Derivatives (2) China Bonds and (3) U.S. High Grade and High Yield electronically processed (“EP”) activity.
(3)	Included to contextualize the impact of short-tenored Swaps/Swaptions and Rates Futures on blended fees per million across all periods presented.
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TRADEWEB MARKETS INC.
AVERAGE DAILY VOLUME (UNAUDITED)

		2026 Q1		2025 Q1		YoY
Asset Class	Product	ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	ADV
Rates	Cash	$670,125	$41,021,925	$558,883	$34,192,846	19.90%
U.S. Government Bonds		283,205	17,275,514	244,269	14,900,433	15.94%
European Government Bonds		79,206	4,989,957	59,757	3,764,712	32.55%
Mortgages		293,179	17,883,923	243,352	14,844,482	20.48%
Other Government Bonds		14,535	872,532	11,504	683,219	26.35%
	Derivatives	1,410,838	87,143,673	884,151	54,575,779	59.57%
Swaps/Swaptions ≥ 1Y		706,375	43,554,189	511,006	31,417,062	38.23%
Swaps/Swaptions < 1Y		692,836	42,875,415	365,224	22,651,641	89.70%
Futures		11,627	714,069	7,921	507,075	46.78%
	Total	2,080,963	128,165,598	1,443,034	88,768,625	44.21%
Credit	Cash	20,401	1,241,920	18,264	1,110,470	11.70%
U.S. High Grade - Fully Electronic		8,869	541,012	7,662	467,365	15.76%
U.S. High Grade - Electronically Processed		3,744	228,360	3,474	211,901	7.77%
U.S. High Yield - Fully Electronic		1,120	68,302	915	55,820	22.36%
U.S. High Yield - Electronically Processed		373	22,768	322	19,654	15.84%
European Credit		3,393	213,729	2,800	176,415	21.15%
Municipal Bonds		434	26,504	414	25,238	5.02%
Chinese Bonds		1,963	109,921	2,390	136,250	(17.88)%
Other Credit Bonds		505	31,324	287	17,827	76.03%
	Derivatives	48,523	3,002,545	30,427	1,880,661	59.47%
Swaps		48,523	3,002,545	30,427	1,880,661	59.47%
	Total	68,924	4,244,465	48,692	2,991,131	41.55%
Equities	Cash	17,202	1,059,883	12,449	757,839	38.19%
U.S. ETFs		11,929	727,663	8,807	528,448	35.44%
International ETFs		5,273	332,220	3,641	229,391	44.83%
	Derivatives	15,338	938,652	14,102	850,083	8.77%
Convertibles/Swaps/Options		10,482	641,452	10,637	641,758	(1.46)%
Futures		4,856	297,200	3,465	208,325	40.16%
	Total	32,540	1,998,535	26,550	1,607,922	22.56%
Money Markets	Cash	1,165,165	79,862,965	1,029,045	71,157,452	13.23%
Repurchase Agreements (Repo)		861,006	52,921,062	729,646	44,825,803	18.00%
Other Money Markets		304,158	26,941,903	299,399	26,331,649	1.59%
	Total	1,165,165	79,862,965	1,029,045	71,157,452	13.23%

		ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	YoY
	Total	$3,347,592	$214,271,563	$2,547,321	$164,525,130	31.42%

To access historical traded volumes, go to https://www.tradeweb.com/newsroom/monthly-activity-reports/
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BASIS OF PRESENTATION
Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”) closed its IPO on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose principal assets consist of its direct and indirect equity interest in Tradeweb Markets LLC (“TWM LLC”) and related deferred tax assets. As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries.

Numerical figures included in this release have been subject to rounding adjustments and as a result totals may not be the arithmetic aggregation of the amounts that precede them and figures expressed as percentages may not total 100%.
Please refer to the Company's previously filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for capitalized terms not otherwise defined herein.
UNAUDITED INTERIM RESULTS
The interim financial results presented herein for the three months ended March 31, 2026 and 2025 are unaudited. Operating results for interim periods are not necessarily indicative of the results that may be expected for the full year.
FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including full-year 2026 guidance and full-year 2026 revenue guidance related to the LSEG market data license agreement, any acquisitions, investments, partnerships and collaborations, future performance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.
We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in the documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future events or performance and future events, our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if future events, our results of operations, financial condition, or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of events, results or developments in future periods. Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.
NON-GAAP FINANCIAL MEASURES
This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Net Income per diluted share ("Adjusted Diluted EPS"), Adjusted Expenses, Free Cash Flow and constant currency change, which are supplemental financial measures that are not calculated and presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.
Management and our board of directors use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT and Adjusted EBIT margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.
We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.
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We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.
We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after non-acquisition related expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.
We present certain changes on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency change, which is a non-GAAP financial measure, is defined as change excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the annual average exchange rates for the prior period. We use constant currency change as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency change information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.
See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, net income margin, earnings per share, operating income, operating expenses, cash flow from operating activities or any other financial measure prepared or derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted EBT, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures.
Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
MARKET AND INDUSTRY DATA
This release includes estimates regarding market and industry data that we prepared based on our management’s knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our clients, trade and business organizations and other contacts in the markets in which we operate. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While such information is believed to be reliable for the purposes used herein, no representations are made as to the accuracy or completeness thereof and we take no responsibility for such information.

TRADEWEB SOCIAL MEDIA
Investors and others should note that Tradeweb announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and X. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb to monitor these social media channels in addition to following our investor relations website, press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.

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